EXHIBIT 99.1

Seven Arts Entertainment Inc. Receives Letter From NASDAQ and Announces Completion of Big Jake Music Acquisition

LOS ANGELES, CA--(Marketwire - Sep 29, 2011) - Seven Arts Entertainment Inc. (NASDAQ: SAPX) ("Seven Arts") today announced it has completed the acquisition of all of the capital stock of Big Jake Music ("BJM"), a newly formed record and multi-media entertainment company, for $5,000,000 of convertible preferred stock, convertible into common stock at a premium to the market price at closing, and which is subject to restricted holding periods.

BJM will also release soundtracks of Seven Arts films, commencing with the soundtrack albums for Night of the Demons (a film released in October of last year) and The Pool Boys (a film that will be released on September 30, 2011) expected in October 2011.

"I am thrilled to have completed this strategic acquisition," said Peter Hoffman, CEO of Seven Arts. Jake Shapiro further stated, "Due to technology, there has never been a more exciting time to be in the music business. Our team and artists are very happy to be a part of Seven Arts, and we look forward to meeting as many of the stockholders, fans, and stakeholders at the various concerts and music festivals that our artists perform and participate in."

Big Jake Music currently owns what management believes is $5,000,000 in net value of media credits from News USA, a national media, marketing and publicity firm. Seven Arts expects to use these media credits to promote its motion pictures, soundtrack albums, and releases of Big Jake Music with a strategic combination of traditional print, radio, internet, and social media outlets.

In addition, on September 22, 2011, Seven Arts received a notice from NASDAQ stating that the bid price for our common stock was below $1.00 for thirty consecutive days. Seven Arts is otherwise in compliance with NASDAQ listing maintenance standards. Seven Arts will have until March 1, 2012 to maintain a closing bid price of at least $1.00 for ten consecutive trading days for continued listing on NASDAQ. If Seven Arts does not meet that goal by March 1, 2012, it may apply and would expect to obtain a further 180-day extension to meet the trading price requirement of NASDAQ.

Finally, Seven Arts intends to issue a letter to its stockholders by the end of next week to address the recent trading of its stock. Seven Arts expects to release its earnings for the fiscal year ended June 30, 2011 within two weeks.

About Seven Arts: Seven Arts Entertainment Inc. is the successor to Seven Arts Pictures Plc, which was founded in 2002 as an independent motion picture production and distribution company engaged in the development, acquisition, financing, production, and licensing of theatrical motion pictures for exhibition in domestic (i.e., the United States and Canada) and foreign theatrical markets, and for subsequent worldwide release in other forms of media, including home video and pay and free television.

About Big Jake Music: Big Jake Music is a newly-formed independent music label and entertainment company whose strategy is to acquire and own the right to distribute sound recordings and musical compositions of music artists and of albums and singles derived from motion picture soundtracks.

Cautionary Information Regarding Forward-Looking Statements: Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.

Contact Information

Seven Arts Entertainment Inc. US contact:
Peter Hoffman
+1 323-372-3080
phoffman@7artspictures.com

Seven Arts Entertainment Inc. UK contact:
Kate Hoffman
+44-203-006-8223
khoffman@7artspictures.com

Big Jake Music Inc.
Jake Shapiro
+1 203-644-6996
jakes@bigjakemusic.com